Exhibit 5.2

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304

February 28, 2023

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company having an aggregate offering price of up to $389,987,701, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to the Registration Statement on Form S-3 (Registration No. 333-263205), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, as supplemented by the prospectus supplement relating to the offer and sale of the Shares included therein (as so supplemented, the “Prospectus”).

We have reviewed the Registration Statement, the Prospectus and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP